Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, each of the undersigned hereby agrees that only one statement containing the information required by this Schedule 13D/A, and any further amendments to such Schedule 13D, need be filed with respect to the ownership by each of the undersigned of shares of stock of ATS Corporation. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

Dated: February 6, 2008

JOEL R. JACKS

By:	/s/ Joel R. Jacks
Name:	Joel R. Jacks

PETER M. SCHULTE

By:	/s/ Peter M. Schulte
Name:	Peter M. Schulte

WESLEY GAUS

By:	/s/ Wesley Gaus
Name:	Wesley Gaus

DANIEL COLON, JR.

By:	/s/ Daniel Colon, Jr.
Name:	Daniel Colon, Jr.